EXHIBIT 15
	Kinetic Concepts, Inc.
	San Antonio, Texas

	Gentlemen:

	Re:     Registration Statement Nos. 33-26673, 33-26674

	With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 22, 1994 related to our review of interim financial information.

	Pursuant to Rule 436 (c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


					Very truly yours,

					KPMG Peat Marwick






	San Antonio, Texas
	May 13, 1994